Exhibit 99.1

PRESS RELEASE

AbbVie Reports Full-Year 2015 and Fourth-Quarter Financial Results

•    Reports Full-Year Adjusted EPS of $4.29, Up 29.2 Percent; GAAP EPS of $3.13

•    Delivers Full-Year Adjusted Net Revenues of $22.819 Billion, Up 22.1 Percent on an Operational Basis; GAAP Net Revenues of $22.859 Billion, Up 14.5 Percent

•    Expanded Adjusted Operating Margin to 42.3 Percent in 2015, Up 610 Basis Points; Adjusted Gross Margin of 82.9 Percent, Up 280 Basis Points

•    Reports Fourth-Quarter Adjusted EPS of $1.13, Up 27 Percent; GAAP EPS of $0.92

•    Reports Fourth-Quarter Adjusted Net Revenues of $6.360 Billion, Up 24.4 Percent on an Operational Basis; GAAP Net Revenues of $6.40 Billion, Up 17.4 Percent

•    Revenue Growth in the Quarter Reflects 16.0 Percent Global Operational Sales Growth from HUMIRA; Reported Global HUMIRA Sales Increased 10.5 Percent

•    Fourth-Quarter Global IMBRUVICA Net Revenue was $343 Million; Fourth-Quarter Global VIEKIRA Sales were $554 Million

•    Confirms 2016 Adjusted EPS Guidance Range of $4.90 to $5.10, Reflecting Strong Double-Digit Growth Versus 2015

NORTH CHICAGO, Ill., Jan. 29, 2016 – AbbVie (NYSE:ABBV) today announced financial results for the fourth quarter and full year ended Dec. 31, 2015.

“AbbVie delivered strong performance in 2015, exceeding original sales, margin expansion, and earnings projections for the year,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “We achieved significant growth in 2015, and expect to continue building on that momentum in 2016 with another year of strong performance.”

Fourth-Quarter Results

•    Worldwide adjusted net revenues were $6.360 billion in the fourth-quarter, up 18.4 percent. On an operational basis, adjusted net revenues increased 24.4 percent, excluding a 6.0 percent unfavorable impact from foreign exchange rate fluctuations.

•    Global HUMIRA sales increased 16.0 percent on an operational basis, excluding the impact of foreign exchange. Exceptional U.S. HUMIRA growth of 20.7 percent was driven by continued momentum across all three major market categories - rheumatology, dermatology and gastroenterology. International HUMIRA sales growth was also strong in the fourth quarter, up 9.7 percent on an operational basis. Reported international HUMIRA sales growth in the quarter was reduced by 13.1 percent due to unfavorable foreign exchange.

Fourth-Quarter Results (continued)

•    Fourth-quarter global IMBRUVICA net revenue was $343 million, with U.S. sales of $295 million and international profit sharing of $48 million for the quarter.

•    Total company revenue growth was also driven by $554 million in global VIEKIRA sales in the quarter, as well as strong operational growth from Duodopa, Creon and Lupron.

•    Adjusted gross margin ratio in the fourth quarter was 80.5 percent, excluding intangible asset amortization and other specified items. On a GAAP basis, the gross margin ratio was 77.0 percent.

•    Adjusted selling, general and administrative (SG&A) expense was 23.9 percent of net revenues in the fourth quarter. On a GAAP basis, SG&A was 27.1 percent of net revenues.

•    Adjusted research and development (R&D) expense was 15.9 percent of net revenues in the quarter, reflecting funding actions in support of our mid- and late-stage pipeline. On a GAAP basis, R&D was 16.8 percent of net revenues.

•    Adjusted operating margin in the fourth quarter was 40.1 percent, compared to 35.8 percent in fourth-quarter 2014. On a GAAP basis, the operating margin was 33.0 percent.

•    Net interest expense was $199 million. The adjusted tax rate in the quarter was 21.6 percent and 21.1 percent on a GAAP basis.

•    Adjusted diluted earnings per share, excluding intangible asset amortization expense and other specified items, were $1.13 in the fourth quarter, up 27 percent. Diluted earnings per share were $0.92 on a GAAP basis.

Key Events from the Fourth Quarter

•    AbbVie submitted a supplemental New Drug Application (sNDA) for ibrutinib (IMBRUVICA®) to the U.S. Food and Drug Administration (FDA) for use in treatment-naïve chronic lymphocytic leukemia (CLL) patients, based on results from the Phase 3 RESONATE™-2 study. These data, published in The New England Journal of Medicine (NEJM), found that IMBRUVICA significantly decreased the risk of progression or death (progression-free survival, PFS) and significantly decreased the risk of death (overall survival, OS) versus chlorambucil in treatment-naïve patients 65 years and older with CLL.

•    AbbVie submitted a New Drug Application (NDA) and a Marketing Authorization Application (MAA) for venetoclax in patients with relapsed/refractory (R/R) CLL in patients with chromosome 17p deletion to the FDA and European Medicines Agency (EMA), respectively. Priority review status was granted by the FDA and validation provided by the EMA for these submissions based on results from a Phase 2, open-label trial that found treatment with venetoclax demonstrated a 79.4 percent overall response rate (ORR) as monotherapy treatment, including patients that achieved complete remission.

Key Events from the Fourth Quarter (continued)

•    AbbVie has now received three FDA Breakthrough Therapy Designations for venetoclax. The first designation was received early last year for the treatment of patients with R/R CLL with chromosome 17p deletion. The second designation for venetoclax was received earlier this month for combination therapy with rituximab for patients with R/R CLL, including those with chromosome 17p deletion. A third designation was received this week for venetoclax in combination with hypomethylating agents (HMAs) in patients with untreated (treatment-naïve) acute myeloid leukemia (AML) who are ineligible to receive standard induction therapy (high-dose chemotherapy).

•    AbbVie submitted a sNDA to the FDA for labeling considerations based on safety and efficacy results from the Phase 3 HELIOS trial of IMBRUVICA in patients with R/R CLL. The trial found that treatment with IMBRUVICA plus bendamustine and rituximab, versus placebo plus rituximab, significantly reduced the risk of disease progression or death by 80 percent and significantly improved ORR compared to placebo plus rituximab in previously-treated CLL/SLL patients.

•    The FDA accepted AbbVie’s sNDA and granted priority review for VIEKIRA PAK without ribavirin in patients with genotype 1b (GT1b) chronic hepatitis C virus infection (HCV) and compensated cirrhosis (Child-Pugh A). The application was supported by data from the TURQUOISE-III study, which showed 100 percent sustained virologic response at 12 weeks post-treatment (SVR12) in this patient population.

•    AbbVie announced that the FDA accepted its NDA for a once-daily, fixed-dosed formulation of VIEKIRA PAK to treat GT1 HCV. The proposed dosing for the fixed-dose formulation is three oral tablets, taken once daily with a meal, with or without ribavirin. AbbVie anticipates regulatory action on the new formulation in 2016.

•    At the American Society of Hematology’s Annual Meeting (ASH) in December 2015, AbbVie presented new results from a Phase 2, open-label study of venetoclax in treatment-naïve patients 65 years and older with AML who were not eligible for intensive-induction chemotherapy. These data found that combination treatment with venetoclax and hypomethylating agents resulted in complete response rates of approximately 71 percent, which is roughly double the response rate that would be expected with current standard of care treatment. AbbVie plans to initiate registration studies of venetoclax for this indication in 2016.

•    AbbVie’s IMBRUVICA partner Janssen presented results from the Phase 3 RAY study which demonstrated treatment with IMBRUVICA significantly prolonged PFS and improved ORR in patients with R/R mantle-cell lymphoma (MCL), compared with temsirolimus. Specifically, IMBRUVICA was found to reduce the risk of disease progression or death by 57 percent with a median follow-up of 20 months. These data were also published online in The Lancet.

•    AbbVie announced that data from a Phase 2 study evaluating IMBRUVICA therapy in treatment-naïve patients with follicular lymphoma (FL) demonstrated that a combination of IMBRUVICA and rituximab was well-tolerated and associated with ORR of 82 percent.

Key Events from the Fourth Quarter (continued)

•    AbbVie presented data from its next-generation HCV regimen (ABT-493 and ABT-530) being evaluated as a pan-genotypic, once-daily treatment option for patients with HCV at the 2015 Annual Meeting of the American Association for the Study of Liver Diseases (AASLD). Results demonstrated 12 weeks of treatment resulted in 97-100 percent SVR12 in GT1 non-cirrhotic HCV, 96-100 percent in genotype (GT2) and 83-94 percent in genotype 3 (GT3) patients. Additionally, data from the SURVEYOR-I study were also presented at the meeting and showed that non-cirrhotic GT1 HCV patients who received shorter duration of treatment for 8 weeks with ABT-493 and ABT-530 achieved SVR12 rates of 97 percent. The company initiated Phase 3 studies in the fourth quarter of 2015.

•    At the American College of Rheumatology (ACR) Annual Meeting, AbbVie presented the full 12-week, Phase 2b safety data for ABT-494, an investigational oral JAK-1 inhibitor, from the BALANCE-I study (efficacy data was previously top-lined). This study evaluated a broad dose range to understand the boundaries of JAK-1 selectivity and the efficacy of ABT-494 versus placebo in previously treated patients with rheumatoid arthritis (RA) with persistent and active disease. The study met its primary endpoint, achieving an ACR20 response after 12 weeks of treatment using an LOCF approach, and ACR20 for all dose levels. The BALANCE I and II results support the company’s decision to move ABT-494 into Phase 3 studies with a once-daily dose. The Phase 3 program was initiated in late 2015 and a Phase 2 trial of ABT-494 is ongoing for the treatment of Crohn’s disease.

•    The FDA approved Empliciti (elotuzumab) for the treatment of multiple myeloma (MM) as a combination therapy in patients who have received one to three prior therapies. Empliciti was co-developed by AbbVie and Bristol-Myers Squibb (BMS) and will be marketed by BMS. This approval was based on data from a Phase 3 study which demonstrated that patients treated with Empliciti plus standard of care therapy achieved a 30 percent reduction in the risk of disease progression or death compared to standard of care alone. This is the first FDA approval for an immune-stimulatory antibody for MM in this indication.

Confirming Full-Year 2016 Outlook

AbbVie is confirming its diluted earnings-per-share guidance of $4.90 to $5.10 on an adjusted basis for the full-year 2016, representing strong double-digit growth versus 2015 and positioning AbbVie to be among the industry leaders for growth again in 2016. The company’s 2016 adjusted diluted earnings-per-share guidance excludes $0.45 per share of intangible asset amortization expense and other specified items.  Including these items, AbbVie’s diluted earnings-per-share guidance is $4.45 to $4.65 on a GAAP basis.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our fourth-quarter performance. The call will be webcast through AbbVie's Investor Relations Web site at www.abbvieinvestor.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2014 and 2015 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2016 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to challenges to intellectual property, and competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in item 1A, “Risk Factors,” in AbbVie’s 2014 Annual Report on Form 10-K and in item 1A, “Risk Factors” of Part II of AbbVie’s second quarter 2015 Quarterly Report on Form 10-Q, which have been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Larry Peepo
(847) 938-8745	(847) 935-6722

Liz Shea
(847) 935-2211

AbbVie Inc.

Key Product Revenues

Quarter Ended Dec. 31, 2015

(Unaudited)

				% Change vs. 4Q14
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES [a]	$3,811 [a]	$2,549	$6,360 [a]	23.6% [a]	25.4%	11.4%	24.4% [a]	18.4% [a]
Humira	2,332	1,385	3,717	20.7	9.7	(3.4)	16.0	10.5
Imbruvica	295	48[b]	343	n/m	n/m	n/m	n/m	n/m
Viekira	197	357	554	n/m	n/m	n/m	n/m	n/m
Creon	185	--	185	22.8	n/a	n/a	22.8	22.8
Synagis	--	266	266	n/a	(1.2)	(10.7)	(1.2)	(10.7)
Lupron	189	46	235	17.9	7.7	(1.9)	15.6	13.4
Synthroid	194	--	194	3.7	n/a	n/a	3.7	3.7
Kaletra	40	145	185	(21.8)	5.9	(4.6)	(1.0)	(8.9)
AndroGel	194	--	194	(15.7)	n/a	n/a	(15.7)	(15.7)
Sevoflurane	22	86	108	1.6	(0.5)	(13.2)	(0.1)	(10.5)
Duodopa	6	56	62	n/m	14.5	(0.2)	24.4	9.7

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

n/m = not meaningful

a U.S. and total net revenues in both years exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.

Key Product Revenues

Twelve Months Ended Dec. 31, 2015

(Unaudited)

				% Change vs. 12M14
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES [a]	$13,521 [a]	$9,298	$22,819 [a]	25.6% [a]	17.9%	2.0%	22.1% [a]	14.8% [a]
Humira	8,405	5,607	14,012	28.8	8.6	(6.9)	19.1	11.7
Imbruvica	659	95[b]	754[c]	n/m	n/m	n/m	n/m	n/m
Viekira	804	835	1,639	n/m	n/m	n/m	n/m	n/m
Creon	632	--	632	22.5	n/a	n/a	22.5	22.5
Synagis	--	740	740	n/a	0.6	(11.3)	0.6	(11.3)
Lupron	653	173	826	12.5	(0.2)	(12.9)	9.3	6.1
Synthroid	755	--	755	6.4	n/a	n/a	6.4	6.4
Kaletra	163	537	700	(23.8)	(4.9)	(18.2)	(9.6)	(19.6)
AndroGel	694	--	694	(25.7)	n/a	n/a	(25.7)	(25.7)
Sevoflurane	81	393	474	(2.5)	(4.0)	(15.9)	(3.8)	(13.9)
Duodopa	12	219	231	n/m	18.1	(0.6)	23.5	4.8

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

n/m = not meaningful

a U.S. and total net revenues in both years exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b Reflects profit sharing for Imbruvica international revenues.

c Reflects Imbruvica revenue from the May 26 close date of the Pharmacyclics acquisition.

AbbVie Inc.

Consolidated Statements of Earnings

Quarter and Twelve Months Ended Dec. 31, 2015 and 2014

(Unaudited) (In millions, except per share data)

	Fourth Quarter Ended Dec. 31		Twelve Months Ended Dec. 31

	2015	2014	2015	2014

Net revenues	$6,400	$5,452	$22,859	$19,960

Cost of products sold	1,475	1,119	4,500	4,426
Selling, general and administrative	1,737	3,341	6,387	7,724
Research and development	1,075	879	4,285	3,297
Acquired in-process research and development	--	28	150	352
Other expense	--	500	--	750
Total operating costs and expenses	4,287	5,867	15,322	16,549

Operating earnings (loss)	2,113	(415)	7,537	3,411

Interest expense, net	199	129	686	391
Net foreign exchange loss	2	496	193	678
Other (income) expense, net	(12)	(3)	13	(27)

Earnings (loss) before income tax expense	1,924	(1,037)	6,645	2,369

Income tax expense (benefit)	407	(227)	1,501	595
Net earnings (loss)	$1,517	$(810)	$5,144	$1,774

Diluted earnings (loss) per share	$0.92	$(0.51)	$3.13	$1.10

Diluted earnings per share, excluding specified items	$1.13	$0.89	$4.29	$3.32	a)

Average diluted shares outstanding	1,640	1,597	1,637	1,610

a) Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended Dec. 31, 2015

(Unaudited) (In millions, except per share data)

1.                     Specified items impacted results as follows:

		4Q15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,924	$1,517	$0.92
Adjusted for specified items:
Other revenue	(40)	(25)	(0.02)
Intangible asset amortization	140	116	0.07
Pharmacyclics acquisition related costs	105	68	0.04
Restructuring	79	58	0.04
Legal reserves	125	101	0.06
Separation costs and other	43	26	0.02
As adjusted (non-GAAP)	$2,376	$1,861	$1.13

Other revenue is associated with milestone revenue under a previously announced collaboration. Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Pharmacyclics acquisition related costs reflect acquisition-related compensation expense, integration and other costs related to the acquisition of Pharmacyclics. Restructuring is primarily associated with streamlining our global operations. Separation costs and other is primarily related to the separation of AbbVie from Abbott.

2.               The impact of the specified items by line item was as follows:

	4Q15

	Net Revenues	Cost of products sold	SG&A	R&D
As reported (GAAP)	$6,400	$1,475	$1,737	$1,075
Adjusted for specified items:
Other revenue	(40)	--	--	--
Intangible asset amortization	--	(140)	--	--
Pharmacyclics acquisition related costs	--	(49)	(15)	(41)
Restructuring	--	(24)	(39)	(16)
Legal reserves	--	--	(125)	--
Separation costs and other	--	(16)	(27)	--
As adjusted (non-GAAP)	$6,360	$1,246	$1,531	$1,018

3.                     The adjusted tax rate for the fourth quarter of 2015 was 21.6 percent, as detailed below:

		4Q15
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$1,924	$407	21.1%
Specified items	452	108	23.9%
As adjusted (non-GAAP)	$2,376	$515	21.6%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended Dec. 31, 2014

(Unaudited) (In millions, except per share data)

1.               Specified items impacted results as follows:

	4Q14
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	($1,037)	($810)	($0.51)
Adjusted for specified items:
Other revenue	(81)	(81)	(0.05)
Intangible asset amortization	96	69	0.04
Acquired IPR&D	28	29	0.02
Calico collaboration	500	500	0.31
Shire transaction costs	2,227	1,623	1.00
Separation costs and other	134	116	0.08
As adjusted (non-GAAP)	$1,867	$1,446	$0.89

Other revenue principally includes royalty income from prior periods recognized in the fourth quarter of 2014 as a result of the settlement of a licensing arrangement. Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Acquired IPR&D primarily reflects an upfront payment related to a licensing arrangement with a third party. Calico collaboration reflects a charge recorded related to the previously announced Calico collaboration. Shire transaction costs are expenses related to the terminated Shire transaction. Separation costs and other is primarily related to the separation of AbbVie from Abbott.

2.               The impact of the specified items by line item was as follows:

	4Q14

	Net Revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense	Interest expense	Net foreign exchange loss (gain)
As reported (GAAP)	$5,452	$1,119	$3,341	$879	$28	$500	$129	$496
Adjusted for specified items:
Other revenue	(81)	--	--	--	--	--	--	--
Intangible asset amortization	--	(96)	--	--	--	--	--	--
Acquired IPR&D	--	--	--	--	(28)	--	--	--
Calico collaboration	--	--	--	--	--	(500)	--	--
Shire transaction costs	--	--	(1,660)	--	--	--	(66)	(501)
Separation costs and other	--	(15)	(117)	(2)	--	--	--	--
As adjusted (non-GAAP)	$5,371	$1,008	$1,564	$877	--	--	$63	($5)

3.       The adjusted tax rate for the fourth quarter of 2014 was 22.5 percent, as detailed below:

	4Q14
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	($1,037)	($227)	21.9%
Specified items	2,904	648	22.3%
As adjusted (non-GAAP)	$1,867	$421	22.5%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Twelve Months Ended Dec. 31, 2015

(Unaudited) (In millions, except per share data)

1.               Specified items impacted results as follows:

	12M15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$6,645	$5,144	$3.13
Adjusted for specified items:
Other revenue	(40)	(25)	(0.02)
Intangible asset amortization	419	328	0.20
Separation costs	270	223	0.13
Pharmacyclics acquisition related costs	645	410	0.25
Milestones and other R&D expenses	480	433	0.26
Acquired IPR&D	150	150	0.09
Shire termination	170	170	0.10
Restructuring	113	82	0.06
Legal reserves	165	129	0.08
Other	23	16	0.01
As adjusted (non-GAAP)	$9,040	$7,060	$4.29

Other revenue is associated with a milestone payment received under a previously announced collaboration. Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Separation costs are expenses related to the separation of AbbVie from Abbott. Pharmacyclics acquisition related costs reflect acquisition-related compensation expense, transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Milestones and other R&D expenses are associated with a milestone payment for a previously announced collaboration and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects the C2N collaboration. Shire termination reflects the completed liquidation of remaining foreign currency positions related to the terminated Shire transaction, as communicated in the fourth quarter of 2014. Restructuring is primarily associated with streamlining our global operations.

2.               The impact of the specified items by line item was as follows:

				12M15

	Net Revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense	Net foreign exchange loss
As reported (GAAP)	$22,859	$4,500	$6,387	$4,285	$150	$686	$193
Adjusted for specified items:
Other revenue	(40)	--	--	--	--	--	--
Intangible asset amortization	--	(419)	--	--	--	--	--
Separation costs	--	(5)	(265)	--	--	--	--
Pharmacyclics acquisition related costs	--	(113)	(294)	(152)	--	(86)	--
Milestones and other R&D expenses	--	--	--	(480)	--	--	--
Acquired IPR&D	--	--	--	--	(150)	--	--
Shire termination	--	--	--	--	--	--	(170)
Restructuring	--	(42)	(39)	(32)	--	--	--
Legal reserves	--	--	(165)	--	--	--	--
Other	--	(16)	(3)	(4)	--	--	--
As adjusted (non-GAAP)	$22,819	$3,905	$5,621	$3,617	--	$600	$23

3.                     The adjusted tax rate for the full-year 2015 was 21.9 percent, as detailed below:

	12M15
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$6,645	$1,501	22.6%
Specified items	2,395	479	20.0%
As adjusted (non-GAAP)	$9,040	$1,980	21.9%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Twelve Months Ended Dec. 31, 2014

(Unaudited) (In millions, except per share data)

1.               Specified items impacted results as follows:

	12M14
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,369	$1,774	$1.10
Adjusted for specified items:
Other revenue	(81)	(81)	(0.05)
Intangible asset amortization	403	287	0.18
Separation costs	445	385	0.24
Milestones and other R&D expenses	40	40	0.02
Acquired IPR&D	352	251	0.15
Calico collaboration	750	750	0.46
Shire transaction costs	2,510	1,802	1.12
Other	136	167	0.10
As adjusted (non-GAAP)	$6,924	$5,375	$3.32

Other revenue principally includes royalty income from prior periods recognized in the fourth quarter of 2014 as a result of the settlement of a licensing arrangement. Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Separation costs are expenses related to the separation of AbbVie from Abbott. Milestones and other R&D expenses are associated with payments for previously announced collaborations. Acquired IPR&D reflects upfront payments related to previously announced collaborations. Calico collaboration reflects charges related to the previously announced Calico collaboration. Shire transaction costs are expenses related to the terminated Shire transaction. Other is primarily associated with the recognition of an additional year of the Branded Prescription Drug Fee as required by new IRS regulations.

2.               The impact of the specified items by line item was as follows:

	12M14
	Net Revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense	Net foreign exchange loss	Interest expense	Other (income) expense
As reported (GAAP)	$19,960	$4,426	$7,724	$3,297	$352	$750	$678	$391	($27)
Adjusted for specified items:
Other revenue	(81)	--	--	--	--	--	--	--	--
Intangible asset amortization	--	(403)	--	--	--	--	--	--	--
Separation costs	--	(18)	(422)	(5)	--	--	--	--	--
Milestones and other R&D expenses	--	--	--	(40)	--	--	--	--	--
Acquired IPR&D	--	--	--	--	(352)	--	--	--	--
Calico collaboration	--	--	--	--	--	(750)	--	--	--
Shire transaction costs	--	--	(1,703)	--	--	--	(666)	(141)	--
Other	--	(58)	(112)	--	--	--	--	--	34
As adjusted (non-GAAP)	$19,879	$3,947	$5,487	$3,252	--	--	$12	$250	$7

3.                     The adjusted tax rate for the full-year 2014 was 22.4 percent, as detailed below:

	12M14
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$2,369	$595	25.1%
Specified items	4,555	954	20.9%
As adjusted (non-GAAP)	$6,924	$1,549	22.4%